Exhibit 10.1

BMO REVOLVING LEASE AND RENTAL CREDIT AGREEMENT

THIS AGREEMENT is made this 31st day of May, 2022, between BANK OF MONTREAL (“BMO”), a Canadian Chartered Bank with the office of its Transportation Finance business located at 5750 Explorer Drive, 3rd Floor, Mississauga, ON L4W 0A9, and RUSH TRUCK CENTRES OF CANADA LIMITED (“Borrower”), an Ontario Corporation with its registered and head office located at 7450 Torbram Rd, Mississauga, ON L4T1G9, and with additional places of business located at 77 Bellevue Drive, Belleville, Ontario, K8N 4Z5, 1750 McConnell Avenue, Cornwall, Ontario, K6H 5V3, 400 Colonnade Drive, Kemptville, Ontario, K0G 1J0, 750 Dalton Ave, Kingston, Ontario, K7K 6Z3, 8240 Woodbine Avenue, Markham, Ontario, L3R 2N8, 787 Bloor Street West, Oshawa, Ontario, L1J 5Y6, 2716 Sheffield Rd, Ottawa, Ontario, K1B 3V9, 145 Walgreen Rd, Ottawa, Ontario, K0A 1L0, 17 Brandon Ave, Pembroke, ON K8A6W5, 605 Third Line East, Sault Ste Marie, Ontario, P6A 6J8, 1035 Falconbridge Road, Sudbury, Ontario P3A 4M9, and 2439 Riverside Drive, Timmins, Ontario, P4N 7C3.

CONTEXT OF AGREEMENT

Borrower acquires Vehicles for, among other things, its rental fleet to be held for lease or rental to its customers and Borrower requires financing to fund the acquisition of Vehicles. BMO provides the financing required by Borrower. BMO has agreed to make financing available, and, at the request of Borrower, BMO may, at its option, make loans to Borrower to acquire Vehicles to be held by Borrower as inventory as part of its rental fleet for lease or rental by Borrower to its customers from time to time.

1.	INTERPRETATION

1.1	Definitions - In this Agreement, terms used and not otherwise defined herein have the meanings ascribed to them in Schedule A.

1.2

Headings and Table of Contents - The headings, the table of contents and the article and section titles are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3

References - Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Subsections, Exhibits and Schedules are to Sections, Subsections, Exhibits and Schedules to this Agreement.

1.4

Accounting Terms; GAAP - Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles (“GAAP”), as in effect from time to time; provided that, if Borrower notifies BMO that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if BMO notifies Borrower to request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.5	Currency References and Payments - All amounts of money referred to in this Agreement are in Canadian Dollars unless otherwise stated. All payments made hereunder shall be made in Canadian Dollars.

1.6	Payment for Value - All payments required to be made hereunder shall be made for value on the required day in same day immediately available funds.

1.7

Paramountcy - In the event of any conflict or inconsistency between a particular provision of any other Credit Document and a particular provision of this Agreement and to the extent said provision of such other Credit Document purports to impose obligations on Borrower that are more onerous than the said provision of this Agreement, then the said provision of this Agreement shall prevail and be paramount.

2.	CREDIT FACILITY

2.1

Credit Commitment - Subject to the terms and conditions hereof, BMO agrees to make available to the Borrower a Revolving Lease and Rental Credit Facility in the maximum principal amount of the Credit Commitment and to make one or more Advances to Borrower from time to time on a revolving basis up to the aggregate principal amount of the Credit Commitment, subject to any increases or reductions thereof pursuant to the terms hereof, before the Credit Termination Date. The sum of the aggregate principal amount of Advances at any time outstanding shall not exceed the lesser of (a) the Credit Commitment in effect at such time, and (b) the Credit Borrowing Base as then determined and computed.

2.2

Accordian - Provided that the aggregate amount of increases requested hereunder shall not exceed $20,000,000, Borrower may, by notice to BMO (an “Accordion Notice”), from time to time, request that the maximum principal amount of the Credit Limit be increased by an aggregate amount of up to $20,000,000. BMO shall, within 5 Business Days of receipt of such Accordion Notice, notify Borrower in writing if and to what extent BMO agrees, in its sole discretion, to increase the Credit Commitment, provided that BMO shall not be obligated to increase its Credit Commitment. If such notification is not received from BMO within such 5 Business Day period, then BMO will be deemed not to have agreed to increase the Credit Commitment. If BMO agrees to increase its Credit Commitment, then its Credit Commitment will be increased to the extent of such agreement in accordance with the provisions of this Section 2.2 as of the 6th Business Day after the receipt by BMO of the Accordion Notice. No increase in this Credit Facility shall be permitted at any time that a Default or Event of Default has occurred and is outstanding. BMO shall execute and deliver such documents and agreements as it deems appropriate to evidence the increase in its Credit Commitment.

2.3

Purpose - This Credit Facility is being made available by BMO for purposes of financing the acquisition of new and used Vehicles to be held as Inventory by Borrower as part of its rental fleet for lease or rental by Borrower to its customers in the ordinary course of business (a “Leased/Rental Vehicle”, which means either or both as the context requires) pursuant to leasing or rental agreements (each, a “Lease”), refinancing outstanding indebtedness owing by Borrower to BMO under the existing Idealease credit facility, and for such other purposes as are directly related to the operation of its business as presently conducted, in accordance with the terms and conditions hereof. Any change to the form of leasing or rental agreement to be used as a Lease of Leased/Rental Vehicles is subject to approval of BMO, not to be unreasonably withheld.

3.	CREDIT TERMS

3.1

General - Borrower agrees that certain credit terms applicable to Advances made by BMO under this Agreement, whether regarding finance charges, other fees, curtailments, or other financial terms, are not set forth herein. These terms shall be set forth in a Financing Plan. BMO will announce from time to time its Financing Plans. Borrower will abide by and adhere to the applicable Financing Plan, which may be changed from time to time in whole or in part without prior notice to Borrower; provided, however, that the Applicable Margin is not subject to change.

3.2

Advances - Borrower may request Advances from BMO from time to time. The maximum amount of all Advances outstanding, when added to all then outstanding approvals by BMO of requests for Advances made by Borrower pursuant to Advance Notices, shall not exceed the Credit Limit.

3.3

Advance Notice - Borrower shall give an Advance Notice to BMO by no later than 10:00 a.m. at least one Business Day (or such shorter time as BMO may agree) before the date Borrower requests BMO to make an Advance. Borrower shall give all Advance Notices requesting an Advance to BMO by email or other electronic means of transmitting information or data acceptable to BMO (which notice shall be irrevocable once given), in a form acceptable to BMO. All Advance Notices concerning an Advance shall specify the date of the requested Advance (“Advance Date”), which shall be a Business Day, and the amount of the requested Advance. Borrower agrees that BMO may reasonably rely on any such electronic notice given by any person BMO in good faith believes is an authorized representative of Borrower without the necessity of independent investigation. For greater certainty, the Advance Date may be as early as the next Business Day following the date of an Advance Notice.

3.4

Availability of Advances - Subject to the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, BMO will make the requested amount of an Advance available to Borrower on the Advance Date requested by Borrower.

3.5

Evidence of Indebtedness - The Obligations of Borrower resulting from Advances made by BMO hereunder shall be evidenced by records maintained by BMO concerning the Advances it has made. The records maintained by BMO shall constitute, in the absence of manifest error, prima facie evidence of the Obligations of Borrower to BMO in respect of Advances made and all details relating thereto. The failure by BMO to correctly record any such amount or date shall not, however, adversely affect the Obligations of Borrower to pay amounts due hereunder to BMO in accordance with this Agreement.

3.6	Repayment - Borrower shall repay to BMO all outstanding Obligations on demand in accordance with Section 8.2, and otherwise shall make payments as follows:

(a)

Each Advance shall mature and be due and payable by Borrower on, and Borrower shall pay all outstanding Obligations owing to BMO on, the Credit Termination Date and Borrower may make repayments at any time, without penalty, upon notice delivered by Borrower to BMO no later than 12:00 p.m. (Toronto time) on the date of repayment (or such shorter time as BMO may agree).

(b)

If, on any Business Day, the sum of the unpaid principal balance of the Advances then outstanding exceeds the Credit Limit, then Borrower shall immediately and without notice or demand pay over the amount of the excess to BMO as and for a mandatory repayment of Obligations (“Reimbursement Obligation”).

3.7

Reborrowing - Any principal amount of Advances repaid or prepaid before the Credit Termination Date may, subject to the terms and conditions of this Agreement, be reborrowed, repaid and reborrowed again from time to time before the Credit Termination Date or demand in accordance with Section 8.2.

3.8

Interest - Each Advance shall bear interest on the unpaid principal amount thereof from the date such Advance is advanced until paid in full (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus CDOR from time to time in effect, calculated monthly in arrears and payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise). A change in the CDOR will simultaneously cause a corresponding change in the interest payable for an Advance. BMO shall determine each interest rate applicable to an Advance and the Reimbursement Obligations hereunder using reasonable discretion based on industry-standard practices, and its determination thereof shall be conclusive and binding except in the case of manifest error. The annual rates of interest to which the rates determined in accordance with the foregoing are equivalent, are the rates so determined multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 365 or 366 days, as the case may be.

3.9

Interest Act - Whenever a rate of interest or other rate per annum hereunder is expressed or calculated on the basis of a year which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in such deemed year.

3.10

Payment of Interest - Interest shall accrue from and including the date of Advance to, but excluding, the date of any payment or repayment thereof and shall be payable by Borrower on each Interest Payment Date and on demand in accordance with Section 8.2 (whether by acceleration or otherwise).

3.11	CDOR Discontinuation - If BMO determines (which determination shall be conclusive absent manifest error), or Borrower notifies BMO that Borrower has determined that:

(a)

adequate and reasonable means do not exist for ascertaining CDOR, including because the Reuters Screen CDOR is not available or published on a current basis for the applicable period ending immediately prior to any Interest Payment Date and such circumstances are unlikely to be temporary;

(b)

the administrator of CDOR or a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which CDOR will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;

(c)

a Governmental Authority having jurisdiction over BMO has made a public statement identifying a specific date after which CDOR shall no longer be permitted to be used for determining the interest rate of loans; or

(d)

loans currently being executed, or that include language similar to that contained in this Section 3.11, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace CDOR, then reasonably promptly after such determination by BMO or receipt by BMO of such notice, as applicable, BMO and Borrower may mutually agree upon a successor rate to CDOR, and BMO and Borrower may amend this Agreement to replace CDOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Canadian Dollar denominated syndicated credit facilities for such alternative benchmarks, together with any proposed successor rate conforming changes and any such amendment shall become effective at 5:00 p.m. (Toronto time) on the fifth Business Day after BMO shall have posted such proposed amendment to Borrower.

3.12

Interest on Miscellaneous Amounts - If Borrower fails to pay any amount payable hereunder (other than principal, interest thereon or interest upon interest which is payable as otherwise provided in this Agreement) on the due date, then Borrower shall, on demand, pay interest on such overdue amount to BMO from and including such due date up to but excluding the date of actual payment, both before and after demand, default or judgment, at a rate of interest per annum equal to the sum of the Applicable Margin plus an additional 200 bps plus CDOR from time to time in effect, compounded monthly.

3.13

Prohibited Rates of Interest - Notwithstanding any other provisions of this Agreement or any Financing Plan, in no event shall this Agreement or any Financing Plan require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by law or that would result in the receipt by BMO of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). If, from any circumstances whatever, fulfilment of any provision of this Agreement or any Financing Plan shall involve transcending the limit of validity prescribed by applicable law for the collection or charging of interest, then the obligation to be fulfilled shall be reduced to the limit of such validity and if, from any such circumstances, BMO shall receive anything of value as interest or deemed interest under this Agreement or any Financing Plan in an amount that would exceed the highest lawful rate of interest permitted by applicable law, then such amount that would be excessive interest shall be applied to the reduction of the principal amount of this Credit Facility, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Credit Facility, then the amount exceeding the unpaid balance shall be refunded to Borrower.

3.14

Funds Advanced - Each amount advanced or paid hereunder shall be advanced or paid, as the case may be, in immediately available funds in such form of funds as may from time to time be customarily used in Toronto, Ontario in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made.

3.15

Payments - All payments of principal, interest, fees or other amounts to be made by Borrower to BMO pursuant to this Agreement shall be made for value on the day required hereunder, provided that if such day is not a Business Day then on the Business Day next following, by deposit or transfer thereof at the time specified herein to the account of BMO for such purpose as BMO may from time to time notify Borrower.

3.16

Set off - In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied (whether or not the Advances have been accelerated hereunder), BMO shall have the right (and is hereby authorized by Borrower) at any time and from time to time to combine all or any of Borrower’s accounts with BMO, and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and any other indebtedness at any time held by Borrower or owing by BMO on account of Obligations, as the case may be, to or for the credit or account of Borrower against and towards the satisfaction of any Obligations owing by Borrower, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and BMO is hereby authorized to effect any necessary currency at the noon spot rate of exchange announced by the Bank of Canada on the Business Day before the day of conversion. BMO shall notify Borrower of any such set-off from Borrower’s accounts within a reasonable period of time thereafter, although BMO shall not be liable to Borrower for its failure to so notify.

3.17

Credit Commitment Fee - Borrower shall pay to BMO an unused commitment fee at the rate per annum equal to 0.15% (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) on the average daily Unused Credit Commitment. The commitment fee shall be calculated quarterly on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Credit Termination Date and payable in arrears on the 30th day following end of such quarter and such Credit Termination Date, provided that if such day is not a Business Day then on the Business Day next following, unless the Credit Commitment is terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

4.	SECURITY INTEREST

4.1

Security - To secure due payment and performance in full of all Obligations of Borrower to BMO from time to time, including due performance, payment and satisfaction of all Obligations under this Agreement and the other credit documents, Borrower hereby grants to BMO a Security Interest in the Collateral.

4.2

Renewals - Borrower, at its sole cost and expense, shall do all such commercially reasonable acts, execute all such instruments and provide such further assurances as BMO may reasonably request to ensure that the priority of the Security is duly protected and perfected by registration, filing or recordation of the Security or a caution, caveat, security notice or other appropriate instrument at all offices where necessary or of material advantage to the protection or perfection thereof, including in the Relevant Jurisdictions; and to so cooperate with BMO in renewing or refiling any registration, filing or recordation required hereby in order to preserve, protect and maintain the priority of the Security, from time to time.

5.	CONDITIONS PRECEDENT

5.1

Initial Advance – BMO and Borrower acknowledge and agree that the outstanding indebtedness, matured or not, owing by Borrower to BMO under the existing Idealease credit facility made available to Borrower by BMO shall be refinanced and constitute the initial Advance under this Credit Facility. The effectiveness of this Agreement and the obligation of BMO to make the initial Advance under this Credit Facility are subject to and conditional upon satisfaction of the following:

(a)	BMO shall have received, each in full force and effect, the following:

(i)	this Agreement duly executed and delivered by Borrower;

(ii)	a pro forma Credit Borrowing Base Certificate showing that the aggregate indebtedness under this Credit Facility is less than the Credit Borrowing Base at the Effective Date; and

(iii)	a Credit Management Report duly executed and delivered by Borrower.

(b)

No Material Adverse Change has occurred, and no circumstance exists, and no Event of Default has occurred that could, in the reasonable opinion of BMO, reasonably be expected to have a Material Adverse Effect.

(c)

BMO shall have received such other documents, certificates, opinions and agreements as are reasonably required as BMO may reasonably request in form and substance satisfactory to BMO, acting reasonably, and determined to be satisfactory.

5.2	Subsequent Advances - The obligation of BMO to make each subsequent Advance under this Credit Facility is subject to and conditional upon satisfaction of the following:

(a)	Borrower shall have delivered to BMO a duly completed Advance Notice requesting an Advance executed and delivered by Borrower.

(b)

All terms and conditions of this Agreement upon which Borrower may obtain an Advance are fulfilled, including the aggregate amount of any proposed Advance when added to the then outstanding Obligations under this Credit Facility shall not exceed the Credit Limit.

(c)	The representations and warranties contained in this Agreement and in any other Credit Document shall be true and correct as if made on and as of the date of the Advance Notice and the Advance Date.

(d)	No Default or Event of Default has occurred and is continuing as of the date of the Advance Notice and the Advance Date or would result from the making of any such Advance.

(e)

No Material Adverse Change has occurred, and no circumstance exists, and no Event of Default has occurred that could, in the reasonable opinion of BMO, reasonably be expected to have a Material Adverse Effect.

(f)

BMO shall have received such other documents, certificates, opinions and agreements as are reasonably required as BMO may reasonably request in form and substance satisfactory to BMO, acting reasonably, and determined to be satisfactory.

5.3	Waiver - The conditions in Sections 5.1 and 5.2 are for the sole benefit of BMO and may be waived by BMO in whole or in part (with or without terms or conditions) in respect of any particular Advance.

6.	REPRESENTATIONS AND WARRANTIES

6.1

Representations and Warranties - To induce BMO to enter into this Agreement and to extend credit to Borrower hereunder from time to time, Borrower hereby represents and warrants to BMO, as at the date hereof, as at the date of each Advance Notice and each Advance (including deemed Advance) hereunder, as follows and Borrower acknowledges that BMO is relying upon the truth and accuracy of each such representation and warranty in executing this Agreement and in extending credit hereunder:

(a)

Borrower is duly incorporated and organized, is validly subsisting and in good standing under the laws of its jurisdiction of amalgamation, and is duly registered and qualified to carry on business under the laws of each other jurisdiction in Canada in which the nature of any business transacted by it or the character of any properties and assets owned or leased by it requires such registration and qualification, except to the extent that failure to maintain such registration or qualification does not have a Material Adverse Effect.

(b)

Borrower has full corporate power and capacity to own its properties and assets and conduct its business as presently conducted, and to grant security over its Property, and to borrow money or to grant guarantees, as the case may be, and perform its obligations hereunder.

(c)

The execution, delivery and performance by Borrower of each of the Credit Documents to which it is a party has been duly authorized by all necessary corporate action, are within its corporate power and capacity and has been duly executed and delivered by it.

(d)

Each Credit Document to which Borrower is a party is a legal, valid and binding obligation enforceable against Borrower in accordance with its respective terms, except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

(e)

The execution, delivery and performance by Borrower of each of the Credit Documents to which it is a party will not violate any provision of applicable law or of its constating documents, and will not result in a breach of or constitute a default or require any consent under, or result in the creation of any Security Interest upon any of its Property pursuant to any indenture or other agreement or instrument to which it is a party or by which it or its Property may be bound or affected; and the execution, delivery and performance by Borrower under each of the Credit Documents to which it is a party does not require any governmental action, license, consent or approval of, or notice to, or filing with any Governmental Authority which has not been obtained.

(f)

From and after the date on which the Security Interest is delivered, BMO will have legal, valid and enforceable security upon all of the Collateral subject only to the availability of equitable remedies and the effect of bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

(g)

No consents, approvals, acknowledgements, undertakings, directions or other documents or instruments which have not already been provided to BMO are required to be entered into by or with any person in order to (i) make effective the first priority Security Interest in the Collateral, created or intended to be created in favour of BMO pursuant hereto, (ii) ensure the perfection and the intended priority of such Security Interests, or (iii) implement any of the transactions contemplated by this Agreement.

(h)

There are no actions, suits or proceedings (whether or not purportedly on behalf of Borrower), or to the knowledge of Borrower, threatened against it at law or in equity by or before any Governmental Authority, domestic or foreign, or before any arbitrator of any kind, and Borrower is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, domestic or foreign or any arbitrator of any kind, except in each case to the extent such action, suit, proceeding or default could not reasonably be expected to have a Material Adverse Effect.

(i)

All financial statements in respect of Borrower submitted by it to BMO fairly reflect, as of the dates thereof, the financial condition of Borrower and the results of operations for the periods covered thereby, have been prepared in accordance with GAAP and, from the date of the latest such financial statements submitted to BMO, there has been no Material Adverse Change in the financial condition of Borrower or its Property or condition which has not been disclosed in writing to BMO.

(j)

Borrower has filed all Tax returns which were required to be filed, has paid or made provision for payment (in accordance with GAAP) of all Taxes which are due and payable, and has provided adequate reserves (in accordance with GAAP) for the payment of any Taxes, the payment of which is being contested, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k)

Borrower has in full force and effect such policies of insurance in such amounts issued by insurers of recognized standing insuring its Property and operations and providing such coverage as would be maintained by a prudent operator engaged in the same or similar business in the jurisdictions where its Property and operations are located, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(l)

Borrower is in compliance with all applicable laws, all applicable directives, judgments, decrees, injunctions and orders rendered by any Governmental Authority or court of competent jurisdiction, its articles, by laws and other constating documents, all agreements or instruments to which it is a party or by which its Property or assets are bound, and any employee benefit plans, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(m)

All Required Permits are in full force and effect, except to the extent that the failure to have or maintain the same in full force and effect could not, when taken in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.	COVENANTS

7.1	General Covenants - Borrower covenants and agrees with BMO that, during the term of this Agreement, unless BMO otherwise provides its prior written consent, it shall:

(a)

maintain and preserve its existence, organization and status in each jurisdiction of organization and in each other Relevant Jurisdiction, and make all corporate and other filings and registrations necessary or advisable in connection therewith except to the extent failure to make such filings would not have a Material Adverse Effect;

(b)	carry on and continuously conduct its business in an efficient, diligent and businesslike manner;

(c)

obtain, as and when required, and maintain in good standing all permits and approvals necessary to the ownership of its Property and to the conduct of its business in each Relevant Jurisdiction, and operate its business in compliance with and comply with all applicable law, which if not obtained, maintained, operated in compliance with or complied with could reasonably be expected to have a Material Adverse Effect;

(d)

duly file on a timely basis all Tax returns required to be filed by it, and duly and punctually pay all Taxes levied or assessed against it or its Property (except for those Taxes which are due but are being contested diligently in good faith by appropriate proceedings);

(e)	duly and punctually pay all Obligations owing to BMO hereunder on the dates, times and places, and in the manner specified herein;

(f)	use the proceeds of any Advance hereunder only for the purposes set out in this Agreement;

(g)

maintain and preserve the Collateral in good order and condition and own all Collateral free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law, other than liens in favour of BMO and subordinate liens in favour of other persons, and will protect the Security of BMO;

(h)

except to maintain Vehicles in good operating condition, repair and appearance, while in transit in the ordinary course of business or for upfitting or a sale, lease or rental of Vehicles, keep the Collateral in its possession or control at one of Borrower’s places of business specified in this Agreement, unless BMO consents in writing to removal of such Collateral to another location and Borrower will promptly notify BMO in writing of all proposed additional places of its business;

(i)

maintain at its permanent office complete and accurate records with respect to its business, including inventory, accounts, rentals and leases, and which records will also include the location of each item of Collateral at all times;

(j)

assume all risk of physical loss or damage to the Collateral and will place and maintain comprehensive first party all risks insurance on the Collateral in an amount not less than the full replacement value of the Collateral plus such other insurance as BMO may specify from time to time, all in form and amount and with insurers satisfactory to BMO, which insurance will include a loss payable clause showing Borrower and BMO as loss payees, as their interest may appear, and Borrower will furnish to BMO certificates evidencing the insurance coverage required herein which certificates will require ten days' prior written notice to BMO of cancellation;

(k)	neither permit the Collateral to be wasted or destroyed nor cause or permit the removal of any component or accessory from an item thereof except during the course of maintenance or repair;

(l)

ensure that the Security granted by it to BMO remains legal, valid, binding and enforceable, in accordance with its respective terms (subject to applicable law affecting the rights of creditors generally and rules of equity of general application);

(m)

at its sole cost and expense, do all such commercially reasonable acts, execute all such instruments and provide such further assurances as BMO may reasonably request to ensure that the first priority of the Security Interests contemplated hereby is duly protected and perfected by registration, filing or recordation of such Security Interests or a caution, caveat, security notice or other appropriate instrument at all offices where necessary or of material advantage to the protection or perfection thereof including in the Relevant Jurisdictions; and to so cooperate with BMO in renewing or refiling any registration, filing or recordation required hereby in order to preserve, protect and maintain the priority of such Security Interests, from time to time;

(n)

with respect to each Lease having a term of more than one year (including by renewal or extension) and the Vehicle leased under such Lease, at its sole cost and expense, (i) make all registrations, recordings, notifications, publications, and filings (including the filing of a financing statement) with the registrar of personal property security pursuant to the personal property security legislation in the applicable Relevant Jurisdictions (other than Québec) and with the registrar of personal and movable real rights pursuant to the Civil Code of Québec, if applicable, as are necessary or desirable to validly perfect and protect a first priority Security Interest of Borrower in such Lease and in such Vehicle or, in Québec, a duly registered reservation of ownership under such Lease and in such Vehicle, recording Borrower as the secured party and, in Québec, Borrower as having a duly registered reservation of ownership under such Lease and in such Vehicle, if applicable, and (ii) make all registrations, recordings, notifications, publications, and filings (including the filing of financing change statements) with such registrars as are necessary or desirable to preserve, protect and maintain the valid perfection and protection of such first priority Security Interest or such duly registered reservation of ownership, from time to time;

(o)

co-operate with BMO so as to permit BMO to preserve, protect and maintain all registrations, including amending registrations, in respect thereof, in accordance with the terms hereof in all proper offices where such registration, filing or recording may be necessary or advantageous to maintain perfection or protection of the Security Interests constituted by the Security in full force and effect;

(p)

each Lease of Leased/Rental Vehicles will be, (i) genuine and represent a legal, valid and binding agreement, enforceable in accordance with its terms and all names, addresses, dates, signatures and other statements and facts contained therein will be true and correct; and (ii) free from any liens, setoffs, counterclaims and other defenses as between Borrower and the lessee or renter;

(q)	when determining the Credit Borrowing Base, include only Leases of Leased/Rental Vehicles that satisfy the criteria as follows:

(i)	the initial capitalized book value of the Leased/Rental Vehicles subject to such Leases does not exceed Borrower’s acquisition cost (net of HST) and is supported by purchase documentation;

(ii)	the Leased/Rental Vehicles subject to such Leases are perfected by a first priority Security Interest in favour of BMO;

(iii)	where the Leased/Rental Vehicles subject to such Leases are new, the amortization of each of such Leased/Rental Vehicles does not exceed 10 years;

(iv)	where the Leased/Rental Vehicles subject to such Leases are used, the model year age plus the remaining amortization of each of such Leased Vehicles does not exceed 10 years; and

(v)	such other criteria from time to time as BMO may notify the Borrower in a Financing Plan,

and from time to time provide BMO with all reasonable information requested by BMO concerning the foregoing;

(r)	promptly give written notice to BMO of:

(i)	any material amendment to its method of financial reporting, together with full particulars thereof, the reasons therefore and effect thereof;

(ii)

any proposed change in its name, at least 30 days prior to any action being taken to effect such name change, and thereafter within five days provide certified copies of the certificate and supporting documents effecting such name change;

(iii)

any proposed change in the location of its chief executive office or registered or head office from the province in which it is currently located, at least 30 days prior to any action being taken to effect such change, together with particulars of the new address;

(iv)

any proposed change in the laws governing its incorporation, continuance, amalgamation or organization from the laws of the province currently governing its incorporation, continuance, amalgamation or organization, at least 30 days prior to any action being taken to effect such change together with particulars of the new laws; and

(v)

any other change (financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Borrower that has or could reasonably be expected to have a Material Adverse Effect, and from time to time provide BMO with all reasonable information requested by BMO concerning the status of any of the foregoing;

(s)

cause to be prepared and delivered to BMO as soon as practicable, and in any event within 120 days after the end of each of its fiscal years, annual audited Financial Statements of Borrower prepared on a consolidated combined basis, together with an unqualified opinion by an internationally recognized accounting firm, each in a form satisfactory to BMO, provided, however, that the filing by Holdings of its Annual Report on Form 10-K within the time prescribed by applicable law on the Electronic Data Gathering, Analysis and Retrieval System database maintained by the Securities and Exchange Commission shall be considered to satisfy the obligation of the Borrower under this subsection;

(t)

cause to be prepared and delivered to BMO as soon as practicable, and in any event within 25 days of the end of each month, a Credit Borrowing Base Certificate as of the last day of the preceding month;

(u)	cause to be prepared and delivered to BMO as soon as practicable, and in any event within 25 days of the end of each month, a Credit Management Report as of the last day of the preceding month;

(v)	promptly provide BMO with such other information from time to time as BMO may reasonably request respecting Borrower; and

(w)

use reasonable efforts to provide BMO from time to time with such other documents, security, opinions, consents, acknowledgments and agreements as are requested by BMO and are reasonably necessary to implement this Agreement.

8.	DEFAULT

8.1

Events of Default - The occurrence of any one or more of the following events, after the expiry of any applicable cure period set out below, shall constitute an “Event of Default” under this Agreement:

(a)	Borrower fails to pay, perform or observe any Obligation in accordance with the terms of this Agreement; or

(b)

Borrower breaches any terms, conditions or covenants of this Agreement or any other Credit Document in effect from time to time or any term of any other any document, agreement or instrument previously or hereafter entered into between Borrower and BMO or any Affiliate of BMO; or

(c)	any representation, warranty or statement made by Borrower to BMO in this Agreement or in any other Credit Document was incorrect when made or deemed to have been made; or

(d)

Borrower fails to pay when due any amount owed by Borrower to any Affiliate of BMO under the terms of any present or future document, agreement or instrument; or fails to perform or observe any term or provision to be performed or observed by Borrower under any present or future document, instrument or agreement furnished by Borrower to any Affiliate of BMO or otherwise acquired by an Affiliate of BMO; or

(e)

Borrower becomes insolvent, or generally not pay its debts or meet its liabilities as the same become due, or suspends or threatens to suspend the conduct of its business, or admits in writing its inability to pay its debts generally, or declares any general moratorium on payment of its indebtedness or interest thereon, or proposes a compromise or arrangement between it and any of its creditors, or makes an assignment for the benefit of creditors, or commences or has commenced against it proceedings in bankruptcy or for a receivership (each, an “Insolvency Default”); or

(f)

if there occurs (i) an appropriation, (ii) confiscation, (iii) retention, or (iv) seizure of control, custody or possession of the Collateral by any Governmental Authority or if anyone in the control, custody or possession of the Collateral or Borrower is accused or alleged or charged (whether or not subsequently arraigned, indicted or convicted) by any Governmental Authority to have used the Collateral in connection with the commission of any crime (other than a misdemeanor moving violation); or

(g)	default by a guarantor or a third party under any guarantee, collateral agreement or other support agreement relating to the Obligations; or

(h)

if any change occurs in (i) the legality, validity or enforceability of this Agreement or any of the Credit Documents; or (iii) the perfection or priority of the Security Interests constituted by the Security, or the Security Interests constituted by the Leases; in each case which has had or could, in the reasonable opinion of BMO, reasonably be expected to have a Material Adverse Effect thereon; or

(i)

Borrower enters into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other person whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise; or

(j)

if any change occurs in the business, affairs, operations, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Borrower or any of its Affiliates that has had or could, in the reasonable opinion of BMO, reasonably be expected to have a Material Adverse Effect on Borrower or its Affiliates; or

(k)

Borrower fails to pay any final judgment or court order that has had or could, in the reasonable opinion of BMO, reasonably be expected to have a Material Adverse Effect on Borrower or its Affiliates; or

(l)

termination of or failure to renew, for any reason, any agreement which is material to Borrower’s business pursuant to which the manufacturer named in such agreement has appointed Borrower a distributor of products; or

(m)

if at any time, Holdings does not possess, directly or indirectly, the power to direct or cause the direction of the management or policies of Borrower, whether through the ability to exercise voting power, by contract or otherwise; or

(n)

if at any time, in the reasonable opinion of BMO, the prospect of payment or performance hereunder is impaired or the Collateral is insecure, including without limitation Borrower’s default under any agreement with any third party that has had or could, in the reasonable opinion of BMO, reasonably be expected to have a Material Adverse Effect; or

(o)	if any event described in any of clauses (e), (f) and (i) above occurs with respect to Holdings.

8.2

Acceleration - If any Event of Default shall occur and for so long as it is continuing, (a) BMO shall be under no further obligation to make Advances; and (b) the entire principal amount of all Advances then outstanding to Borrower, and all accrued and unpaid interest thereon, and all other Obligations outstanding hereunder (collectively, the “Outstanding Obligations”) shall, if there is an Insolvency Default, or at the option of BMO, become immediately due and payable upon written notice to that effect from BMO to Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever, all of which are hereby expressly waived by Borrower, provided that the Outstanding Obligations shall become immediately due and payable if there is an Insolvency Default, without any demand or notice to Borrower. Upon the occurrence of an Event of Default and for so long as it is continuing, Borrower shall, on demand, pay interest on the Outstanding Obligations to BMO from and including the date of such occurrence up to but excluding the date of actual payment, both before and after demand, default or judgment, at a rate of interest per annum equal to the sum of the Applicable Margin plus an additional 200 bps plus CDOR from time to time in effect, compounded monthly.

8.3

Rights or Recourse - In any of the events set forth in Section 8.1 above, if Borrower does not immediately pay all such amounts when due and payable, then BMO may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against Borrower authorized or permitted by law for the recovery of all Obligations and proceed to exercise any and all rights hereunder and under any other Credit Documents and no such remedy for the enforcement of the rights of BMO shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

8.4	Remedies –

(a)

Upon the occurrence of an Insolvency Default or any event by which any of the Obligations outstanding become due and payable under Section 8.2, the Security shall become immediately enforceable and BMO may take such action or proceedings as it in its sole discretion deems expedient to enforce same, all without any additional notice, presentment, protest, demand or other formality, all of which are hereby expressly waived by Borrower, including: (i) notify all lessees and renters of Leases to make all rental payments and any other payments under the Leases directly to BMO, in which case Borrower agrees not to collect any such payments thereafter; (ii) enforce, modify or terminate the Leases, subject to the rights of the lessees and renters under the Leases; (iii) at any time or from time to time sell or otherwise dispose of the Leases, in whole or in part, for cash or on terms of deferred payment or credit, at public or private sale, such sales to be held at the same or different time and places than the sale or other disposition of the Vehicles after an Insolvency Default or any event by which any of the Obligations outstanding become due and payable under Section 8.2, and to include or not include the Vehicles at BMO's sole discretion; and (iv) exercise any other right or remedy available to it pursuant to the Leases or applicable law.

(b)

The rights and remedies of BMO hereunder and under the Credit Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by BMO of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which BMO may be lawfully entitled for the same default or breach. Any waiver by BMO of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by BMO shall be deemed not to be a waiver of any subsequent default.

8.5

Waivers – BMO may from time to time waive an Event of Default, absolutely or for a limited time and subject to such terms and conditions as BMO may specify. No such waiver shall be construed to extend to the occurrence of any other Event of Default. Any such waiver may be given prospectively or retrospectively. No failure of BMO to exercise, or delay by BMO in exercising, any of its rights or remedies shall be construed as a waiver of any Event of Default.

8.6

Saving – BMO shall be under no obligation to Borrower or any other person to realize any collateral or enforce the Security or any part thereof or to allow any of the Collateral to be sold, dealt with or otherwise disposed. BMO shall not be responsible or liable to Borrower or any other person for any loss or damage upon the realization or enforcement of, failure to realize or enforce the Collateral or any part thereof or failure to allow any of the Collateral to be sold, dealt with or otherwise disposed or for any act or omission on its part or on the part of any director, officer, agent, servant or adviser of BMO in connection with any of the foregoing, except that BMO will be responsible or liable for any loss or damage arising from the wilful misconduct or gross negligence of BMO.

8.7

Right to Perform Obligations - If an Event of Default has occurred and is continuing and if Borrower has failed to perform any of its covenants or agreements hereunder or under any of the Credit Documents, then BMO may, on notice to Borrower, but shall be under no obligation to perform, any such covenants or agreements in any manner deemed fit by BMO without thereby waiving any rights to enforce the Credit Documents. The reasonable expenses (including any legal costs on a solicitor and client basis) paid by BMO in respect of the foregoing shall be added to and become part of the Obligations and shall be secured by the Security.

8.8

Power of Attorney - Effective upon occurrence of an Event of Default, Borrower hereby irrevocably appoints BMO or any officer, employee or designee of BMO or any assignee of BMO (or any designee of such assignee) as Borrower’s attorney-in-fact, with full power of substitution, in Borrower’s name and on its behalf, during the continuance of an Event of Default, to enforce any right, title or interest of BMO in, to or under the Security or any part thereof or any obligation to Borrower or remedy available to Borrower. This power is coupled with an interest and is irrevocable so long as any Obligations secured hereunder remains unpaid.

9.	GENERAL

9.1

Notices - Any notice or other statement or document required or permitted under the terms of this Agreement may be delivered in person or by overnight courier to the party to whom the notice, statement or document is being given and must be in writing; or may be sent by email transmission or mailed by ordinary, certified or registered mail, postage fully prepaid, in a properly addressed envelope to the party to whom notice is being given at the address listed as follows: (i) if to Borrower or Holdings, to Rush Enterprises, Inc., 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, Attention: Steven Keller, Chief Financial Officer, KellerS@RushEnterprises.com, Tel: (830) 302-5226, with copy to Rush Enterprises, Inc., 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, Attention: Matt Willcox, Assistant General Counsel, WillcoxM@RushEnterprises.com, Tel: (830) 302-5288; and (ii) if to BMO, 5750 Explorer Drive, 3rd Floor, Mississauga, ON L4W 0A9, Attention: Rene Langevin, Senior Analyst, Tel: 289-261-6026, Rene.Langevin@BMO.com. Any such notice, statement or document shall be deemed to have been given upon delivery in the case of personal delivery, one business day after deposit with an overnight courier, four calendar days after deposit in the mail or upon receipt of confirmation of transmission in the case of facsimile or email delivery.

9.2

Waivers - Failure of any party at any time to require performance of any provision will not affect the right to require full performance of that provision at any time thereafter, and the waiver by any party of a breach of any such provision will not constitute a waiver of any subsequent breach.

9.3

Assignment - This Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, Borrower will not without the prior written consent of BMO assign any right to Advances from BMO or delegate any of its obligations under this Agreement or any other Credit Document to any third party. BMO may assign its rights and obligations under this Agreement and the Credit Documents at any time. Borrower waives and will not assert against assignee of BMO any claims, counterclaims, claims in recoupment, defenses, or set offs for breach of warranty or for any other reason that Borrower could assert against BMO, except defenses that cannot be waived under the applicable law.

9.4

Effective Date; Prior Agreements - Notwithstanding the date hereof, this Agreement will take effect on the date on which the conditions precedent set forth in Section 5.1 have been satisfied by Borrower or waived by BMO (the “Effective Date”) and will govern the relationship of the parties with respect to the subject matter hereof on and after such date.

9.5

Power of Attorney – Borrowing Base Certificate - Borrower hereby irrevocably appoints each Responsible Officer of Holdings and any one of them as Borrower’s attorney-in-fact, in Borrower’s name and on its behalf, to determine the Credit Borrowing Base and to prepare, execute and deliver the Credit Borrowing Base Certificate to BMO for and on its behalf in accordance with the terms and conditions of this Agreement.

9.6

Power of Attorney – Miscellaneous - Borrower hereby irrevocably appoints BMO or any officer, employee or designee of BMO or any assignee of BMO (or any designee of such assignee) as Borrower’s attorney-in-fact, with full power of substitution, in Borrower’s name and on its behalf, to: (a) prepare, execute and submit any notice or proof of loss in order to realize the benefits of any insurance policy insuring the Collateral; (b) prepare, execute and file any instrument which, in BMO’s opinion, is required by law to perfect and give or modify public notice of BMO’s interest in the Collateral; and (c) endorse Borrower’s name on any remittance representing proceeds of any insurance insuring the Collateral or the proceeds of the sale, or other disposition of any of the Collateral (whether or not such disposition is a default hereunder). This power is coupled with an interest and is irrevocable so long as any Obligations secured hereunder remains unpaid.

9.7

Governing Law - This Agreement is, for the purpose of determining the validity and enforceability of BMO’s Security Interest in the Collateral and its remedies upon default, and will be governed, construed and enforced in accordance with the laws of the jurisdiction (a) where the Borrower is located with respect to any portion of the Collateral that is intangible or that is normally held for lease or rental or leased or rented to others or for Collateral used in more than one jurisdiction; and (b) for all other Collateral, where the Collateral is located; all without reference to conflict of laws principles. For all other purposes, including all matters of construction, validity and performance, this Agreement is and will be governed, construed, and enforced in accordance with the laws of the Province of Ontario, without reference to conflict of laws principles. Borrower consents to the exclusive jurisdiction of the courts of the Province of Ontario for all purposes in connection with this Agreement. Borrower hereby waives and agrees not to assert any objection to the jurisdiction of any Ontario courts, including the objection of inconvenient forum. Borrower further consents that any process or notice of motion or other application to any Ontario court or a judge of that court, or any notice in connection with any proceedings hereunder, may be served inside or outside the Province of Ontario by registered or certified mail, return receipt requested, to the last known address or by personal service provided a reasonable time for appearance is allowed, or in such other manner as may be permissible under the rules of said courts. If any provision of this Agreement or its application is found in law to be invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

9.8

Waiver of Jury Trial and Consequential Damages - In any litigation arising out of or relating to any of the matters contained herein, or any other documents executed in connection herewith, in which the Borrower and BMO are adverse parties, each of Borrower and BMO waives trial by jury. Each of Borrower and BMO, for itself, its successors and assigns, waives any right to sue for or collect from the other party any special, incidental, punitive or consequential damages of any character as a result of or relating to this Agreement, the transactions contemplated by this Agreement or the enforcement by either party of its rights under this Agreement.

9.9

Reliance; Counterparts - Notwithstanding anything herein to the contrary, BMO may rely on any electronic data transmission, or electronic data storage of this Agreement, Financing Plan, Advance Notice, Credit Borrowing Base Certificate, Credit Management Report, financing statement, authorization to pre-file financing statements, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes. This Agreement may be validly executed in one or more counterparts, each of which, when taken together, will constitute a single agreement binding upon all the parties hereto.

9.10

Personal Information and Privacy - BMO collects certain identifying, contact, banking and financial information as well as credit references and payment histories (“Personal Information”), which it uses to assist with the correct identification of, and to facilitate contact with, individuals it does business with for purposes of facilitating pre-authorized or other payment arrangements, assessing credit risk and manage lines of credit and total risk exposure, ensuring accurate registration of security, assessing the likelihood of repayment of past due balances, and locating customers and their assets for collection of delinquent accounts. Borrower consents to BMO using the Personal Information in accordance with such purposes and providing some or all of the Personal Information to external services providers, inside or outside Canada, who process the Personal Information only in furtherance of such purposes or in accordance with applicable law. Borrower irrevocably authorizes BMO to investigate and make inquiries of former, current, or future creditors or other persons and credit bureaus regarding or relating to Borrower and to exchange with third parties information concerning Borrower’s credit rating and capability and past record of meeting financial obligations.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

RUSH TRUCK CENTRES OF CANADA LIMITED			BANK OF MONTREAL

By:	/s/ Kevin Tallman		By:	/s/ Paul DeMarchi
	Name:	Kevin Tallman		Name:	Paul DeMarchi
	Title:	CEO		Title:	Managing Director
	signature of authorized officer			signature of authorized officer

SCHEDULE A

Definitions

Accordion Notice - has the meaning ascribed to it in Section 2.2.

Account - has the meaning ascribed it by the Personal Property Security Act as in effect from time to time under applicable law.

Advance - means an advance of monies made by BMO to or for the benefit of the Borrower and borrowing by Borrower under this Agreement and Advances means the aggregate amount of each such advance outstanding.

Advance Date - has the meaning ascribed to it in Section 3.3.

Advance Notice - means a notice, substantially in the form of Exhibit 1 attached hereto, requesting an Advance and setting forth the amount of the requested Advance, the Advance Date and setting forth such other information as BMO may reasonably require from time to time, executed by Borrower and delivered to BMO.

Affiliate – means and includes any direct or indirect parent, subsidiary or sister entity of a party.

Agreement - means this BMO Revolving Lease and Rental Credit Agreement and any Schedules and Exhibits hereto, as amended, supplemented, modified, restated or replaced from time to time.

Applicable Margin - means, at any time, 135 bps.

Business Day - means a day of the year, other than a Saturday, Sunday or statutory holiday, on which BMO is open for business at its main branch or office in Toronto, Ontario.

CDOR – means, on any day, the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of Schedule I Canadian banks listed in respect of Canadian Dollar denominated bankers’ acceptances with terms to maturity of 30 days displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) rounded to the nearest 1/100th of 1% (with .005% being rounded up) and in no event less than zero, as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by BMO after 10:00 a.m. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR on that day shall be calculated as the rate applicable to Canadian Dollar denominated bankers’ acceptances with terms to maturity of 30 days quoted by BMO as of 10:00 a.m. Toronto, Ontario local time on such day; or if such day is not a Business Day, then as quoted by BMO on the immediately preceding Business Day.

Chattel Paper - has the meaning ascribed it by the Personal Property Security Act as in effect from time to time under applicable law.

Collateral - means all of the following, whether now owned or hereafter acquired: (a) Vehicles; (b) all Intangibles, whether now or hereafter attaching, appertaining or belonging to the Vehicles or used in the operation thereof or in connection therewith; (c) all Chattel Paper, whether tangible or electronic, evidencing the sale, exchange, lease, rental, charter, hire or other disposition of any kind whatsoever of the Vehicles and all Accounts generated thereby or derived therefrom and all rights, interests, benefits and privileges thereto, including full power and authority to demand, sue therefor, recover, collect, receive and give receipts therefor and to otherwise enforce the rights thereto; (d) all indemnities or insurance claims and payments or compensation resulting therefrom for loss of or damage to the Vehicles; and (e) all Proceeds of the foregoing and all Proceeds therefrom.

Credit Borrowing Base – means the remainder obtained by subtracting the following:

(a)	100% of the aggregate depreciated net book value of the Leases outstanding at any time, as evidenced by the Credit Management Report; minus

(b)

with respect to Leases for Leased/Rental Vehicles where the model year age plus the remaining amortization of such Leases is greater than 10 years, 100% of the aggregate depreciated net book value of such Leases outstanding at any time, as evidenced by the Credit Management Report; minus

(c)

with respect to Leases for Leased/Rental Vehicles in which BMO does not have a first priority Security Interest, 100% of the aggregate depreciated net book value of such Leases outstanding at any time, as evidenced by the Credit Management Report, provided that in the event that Borrower is in default of its obligation to provide any Credit Borrowing Base Certificate or Credit Management Report, the Credit Borrowing Base shall be deemed to be nil.

Credit Borrowing Base Certificate - means a borrowing base certificate substantially in the form attached as Exhibit 2 signed by a Responsible Officer of Borrower or Holdings acceptable to BMO.

Credit Commitment – means the obligation of BMO to make Advances in an aggregate principal or face amount at any one time outstanding not to exceed $120,000,000 CAD, subject to Section 2.2.

Credit Documents – means this Agreement, any Financing Plan, the Security and all other certificates, instruments, notices, confirmations and documents delivered or to be delivered pursuant thereto.

Credit Facility – means the Revolving Lease and Rental Credit Facility to be made available to Borrower by BMO in accordance with and subject to the provisions of this Agreement, as more particularly described in Section 2.

Credit Limit– means the lesser of (a) the Credit Borrowing Base as set forth in the most recent Credit Borrowing Base Certificate; and (b) $120,000,000 CAD, subject to Section 2.2.

Credit Management Report - means a report, in form and substance satisfactory to BMO, from Borrower summarizing the Leases and, in connection with any requested Advance by Borrower, which identifies all Leases, including, for each Lease, customer (account) name, Vehicle VIN (serial number), depreciated book value, residual value, and depreciation amount.

Credit Termination Date – means September 14, 2026, or such earlier date on which this Credit Facility is terminated in whole pursuant to Section 8.2.

Default - means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Effective Date - has the meaning ascribed it in Section 9.4.

Event of Default - means any of the events or circumstances specified in Section 8.1.

Financing Plan - means the policies announced to Borrower by BMO from time to time as to the terms of any Advance and the interest, service charge and conditions thereof and any related terms or conditions, that are contained in any other documents, including, without limitation, any separate agreement, notice, correspondence or other document relating to the financing extended to Borrower by BMO.

Governmental Authority - means any federal, provincial, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof.

Holdings – means Rush Enterprises, Inc.

Insolvency Default - has the meaning ascribed it in Section 8.1(e).

Intangibles - has the meaning ascribed it by the Personal Property Security Act as in effect from time to time under applicable law.

Interest Payment Date - means the first Business Day of each calendar month, or such other date or dates as BMO and Borrower may agree in writing.

Inventory - has the meaning ascribed it by the Personal Property Security Act as in effect from time to time under applicable law.

Lease and Leased/Rental Vehicle – have the meanings ascribed to them in Section 2.3;

Material Adverse Effect - means any matter, event or circumstance that, individually or in the aggregate, would have a material adverse effect on, (a) the business, financial condition, operations, property, assets, liabilities, undertaking or prospects of Borrower (taken as a whole); (b) the ability of Borrower to perform its Obligations under this Agreement or other obligations under any of the Credit Document to which it is a party; (c) the ability of Borrower to pay and perform its Obligations in accordance with this Agreement; (d) the validity or enforceability of this Agreement or any of other the Credit Documents; (e) the rights and remedies of BMO under this Agreement or any of the Credit Documents; or (f) the priority ranking of any of the Security Interests constituted by the Security or the rights or remedies intended or purported to be granted to BMO under or pursuant to the Security.

Material Adverse Change - means any matter, event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Obligations - means all obligations of Borrower to BMO arising under or in connection with this Agreement, the Security, any of the other Credit Documents or any related document, including but not limited to all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by Borrower to BMO remaining unpaid by Borrower to BMO in any currency arising under or in connection with this Agreement, whether arising from dealings between BMO and Borrower or from any other dealings or proceedings by which BMO may be or become in any manner whatever creditors of Borrower under or in connection with this Agreement, the Security, any of the other Credit Documents or any related document, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety and all interest, fees, legal and other costs, charges and expenses.

Outstanding Obligations - has the meaning ascribed it in Section 8.2.

Personal Information - has the meaning ascribed it in Section 9.10.

Proceeds - has the meaning ascribed it by the Personal Property Security Act as in effect from time to time under applicable law.

Property – means all or any portion of the undertaking, property and assets for the time being, tangible and intangible, of Borrower.

Reimbursement Obligation - has the meaning ascribed it in Section 3.8.

Relevant Jurisdiction - means, from time to time, any province or territory in Canada or other relevant political subdivision of any other jurisdiction in which Borrower has material Property, in which it carries on material business or in which its registered office or chief executive office is located.

Required Permits - means all authorizations, orders, permits, approvals, grants, licenses, consents, rights, franchises, privileges, certificates, judgments, writs, injunctions, awards, determinations, directions, decrees or demands or the like issued or granted by law or by rule or regulation of any Governmental Authority which are necessary at any given time for Borrower to own and operate its Property, assets, rights and interests or to carry on its business and affairs in accordance with prudent industry practice.

Responsible Officer - means the chief executive officer, the chief financial officer or a corporate controller.

Security – means this Agreement and the Existing Security, and any and all other documents, instruments or agreements held from time to time by BMO, securing or intended to secure payment and performance of the Obligations.

Security Interest - has the meaning ascribed it by the Personal Property Security Act as in effect from time to time under applicable law.

Taxes - means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any, and Tax shall be construed accordingly.

Unused Credit Commitment – means, at any time, the difference between the Credit Commitment then in effect and the aggregate outstanding principal amount of Advances.

Vehicles - means all trucks and trailers of makes and models used in the Borrower’s lease and rental fleet, as may be determined by BMO from time to time, in its sole and reasonable discretion, and all accessory items, hydraulic attachments and other attachments for use or installation thereon.